As filed with the Securities and Exchange Commission on February 21, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-217764

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-212403

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-211094

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-203877

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-164624

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-163883

UNDER

THE SECURITIES ACT OF 1933

Cobalt International Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cobalt International Energy, Inc. Second Amended and Restated Non-Employee Directors Compensation Plan

Inducement Restricted Stock Award

Cobalt International Energy, Inc. Amended and Restated Non-Employee Directors Compensation Plan

Cobalt International Energy, Inc. 2015 Long Term Incentive Plan

Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan

Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan

Cobalt International Energy, Inc. Long Term Incentive Plan

Cobalt International Energy, L.P. Deferred Compensation Plan

(Full title of the plans)

Delaware	27-0821169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

920 Memorial City Way, Suite 100 Houston, Texas 77024 (713) 579-9100	Jeffrey A. Starzec Executive Vice President and General Counsel 920 Memorial City Way, Suite 100 Houston, Texas 77024 (713) 579-9100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by Cobalt International Energy, Inc., a Delaware corporation (the “Company”), deregisters all shares of common stock, par value $0.01, of the Company (the “Common Stock”) remaining unissued under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission:

•	Registration Statement on Form S-8 (No. 333-217764), filed on May 8, 2017, registering 3,000,000 shares of Common Stock under the Cobalt International Energy, Inc. Second Amended and Restated Non-Employee Directors Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-212403), filed on July 5, 2016, registering 2,985,074 shares of Common Stock under the Inducement Restricted Stock Award.

•	Registration Statement on Form S-8 (No. 333-211094), filed on May 3, 2016, registering 1,000,000 shares of Common Stock under the Cobalt International Energy, Inc. Amended and Restated Non-Employee Directors Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-203877), filed on May 5, 2015, registering 12,000,000 shares of Common Stock under the Cobalt International Energy, Inc. 2015 Long Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-164624), filed on February 1, 2010, registering an aggregate of 750,000 shares of Common Stock under the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan and the Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan.

•	Registration Statement on Form S-8 (No. 333-163883), filed on December 21, 2009, registering an aggregate of 19,549,279 shares of Common Stock under the Cobalt International Energy, Inc. Long Term Incentive Plan and the Cobalt International Energy, L.P. Deferred Compensation Plan.

As previously disclosed, on December 14, 2017, the Company and certain of its affiliates filed voluntary petitions for relief (and the cases commenced thereby, the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Chapter 11 Cases are being administered jointly under the caption In re Cobalt International Energy, Inc., et al., Case No. 17-36709.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on February 21, 2018 .

COBALT INTERNATIONAL ENERGY, INC.

By:	/s/ DAVID D. POWELL
Name: David D. Powell
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

/s/ TIMOTHY J. CUTT Timothy J. Cutt	Chief Executive Officer and Director (Principal Executive Officer)	February 21, 2018

/s/ DAVID D. POWELL David D. Powell	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	February 21, 2018

/s/ WILLIAM P. UTT William P. Utt	Chairman of the Board of Directors	February 21, 2018

/s/ JACK E. GOLDEN Jack E. Golden	Director	February 21, 2018

/s/ JOHN E. HAGALE John E. Hagale	Director	February 21, 2018

/s/ PAUL KEGLEVIC Paul Keglevic	Director	February 21, 2018

/s/ JON A. MARSHALL Jon A. Marshall	Director	February 21, 2018

/s/ KENNETH W. MOORE Kenneth W. Moore	Director	February 21, 2018

/s/ MYLES W. SCOGGINS Myles W. Scoggins	Director	February 21, 2018

/s/ D. JEFF VAN STEENBERGEN D. Jeff van Steenbergen	Director	February 21, 2018